EXHIBIT 8.1

[•], 2003

Cell Therapeutics, Inc.

501 Elliot Avenue West, Suite 400

Seattle, WA 98119

Ladies and Gentlemen:

We have acted as counsel to Cell Therapeutics, Inc., a Washington corporation (“CTI”), in connection with the preparation and execution of the Agreement and Plan of Merger (the “Agreement”), dated as of June 16, 2003, by and among CTI and Novuspharma S.p.A., an Italian corporation (“Novuspharma”). Pursuant to the Agreement, Novuspharma will merge with and into CTI (the “Merger”), and the separate corporate existence of Novuspharma will cease. The Merger and certain proposed transactions incident thereto are described in the Registration Statement on Form S-4 (the “Registration Statement”) of CTI, which includes the Joint Proxy Statement/Prospectus relating to the Merger (the “Proxy Statement/Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement or the Registration Statement.

In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed, without any independent investigation or examination thereof: (i) that the Merger will be consummated in accordance with the provisions of the Agreement and in the manner contemplated by the Proxy Statement/Prospectus and will be effective under applicable state law, and that the parties have complied with, and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Agreement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy at all times through the Effective Time of the statements, representations and warranties made by Novuspharma and CTI in the Agreement or the Proxy Statement/Prospectus; and (iii) that any such statements, representations or warranties made “to the knowledge” or based on the belief or intention of Novuspharma or CTI or similarly qualified are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification.

This opinion addresses only the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the U.S. federal income tax consequences of the Merger to the Novuspharma shareholders. This opinion does not address any other federal tax consequence or any state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with or in contemplation of the Merger). Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the United States federal income tax consequences of the Merger, or that contrary positions may not be taken by the Internal Revenue Service. In the event any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

Cell Therapeutics, Inc.

[•], 2003

Based upon and subject to the foregoing, we are of the opinion that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code.

Furthermore, we are of the opinion that the U.S. federal income tax consequences of the Merger to the Novuspharma shareholders who are U.S. persons are as follows:

(1) A Novuspharma shareholder who is a U.S. person and who holds Novuspharma ordinary shares with a fair market value of less than $50,000 on the date of the merger will generally experience the following material U.S. federal income tax consequences:

•	these Novuspharma shareholders will not recognize any gain or loss solely upon receipt in the merger of CTI common stock in exchange for Novuspharma ordinary shares, except to the extent of cash received in lieu of fractional shares of CTI common stock;

•	the aggregate tax basis of CTI common stock received by a Novuspharma shareholder in the merger, including any fractional shares of CTI common stock not actually received, will be the same as the aggregate tax basis of the surrendered Novuspharma ordinary shares;

•	the holding period for CTI common stock received by a Novuspharma shareholder in the merger will include the period for which the surrendered Novuspharma ordinary shares was considered to be held;

•	cash payments received by a Novuspharma shareholder in lieu of fractional shares of CTI common stock will be treated as if fractional shares of CTI common stock had been issued in the merger and then redeemed by CTI; a Novuspharma shareholder receiving cash in lieu of a fractional share will recognize gain or loss with respect to such payment measured by the difference, if any, between the amount of cash received and the tax basis in the fractional share; and

•	a Novuspharma shareholder who exercises dissenters’ rights will generally recognize gain or loss for U.S. federal income tax purposes, measured by the difference between the amount of cash received and the holder’s aggregate tax basis in such shares.

(2) Novuspharma shareholders who are U.S. persons and who hold Novuspharma stock with a fair market value of $50,000 or more on the date of the merger will generally experience the following material U.S. federal income tax consequences:

•	these Novuspharma shareholders will recognize gain, but not loss, upon receipt in the merger of CTI common stock in exchange for Novuspharma ordinary shares in an amount equal to the excess of the fair market value of the consideration received by each shareholder and each shareholder’s aggregate tax basis in the Novuspharma ordinary shares surrendered; and

•	the aggregate tax basis in the CTI common stock received by a Novuspharma shareholder who recognizes gain will equal its fair market value as of the date the merger is completed

Cell Therapeutics, Inc.

[•], 2003

and each shareholder’s holding period for his or her CTI common stock will begin the day after the merger.

For purposes of this opinion, “U.S. person” means (a) a citizen or resident of the United States, (b) a corporation, partnership, or other entity created or organized in or under the laws of the U.S., or any political subdivision thereof, (c) an estate, the income of which is subject to U.S. income taxation regardless of its source, and (d) a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax consequences of the Merger, including the Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation